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                                                                    EXHIBIT 15.1

The Board of Directors and Shareholders
Marine Drilling Companies, Inc.:

Ladies and Gentlemen:

     With respect to this registration statement, we acknowledge our awareness of the use therein of our report dated April 28, 1998 related to our review of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                            KPMG Peat Marwick LLP

Houston, Texas
June 3, 1998